Exhibit (d)(3)

CONFIDENTIAL

August 2, 2009

Adobe Systems Incorporated

345 Park Avenue

San Jose, California 95100-2704

Attention:  Karen Cottle, Senior Vice President, General Counsel and Secretary

Re:          Confidentiality Agreement

Ladies and Gentlemen:

In connection with a possible transaction (the “Potential Transaction”) between Adobe Systems Incorporated (“Adobe”) and Omniture, Inc. (“Omniture”) (each of Adobe and Omniture may be referred to herein as a “Party,” and collectively as the “Parties”), and in order to enable Adobe and Omniture to evaluate the Potential Transaction, each of Adobe and Omniture have and will deliver to the other Party, upon the execution and delivery of this letter agreement by such other Party, including but not limited to certain information about its assets, businesses, employees, finances, properties and operations (such Party when disclosing such information being the “Disclosing Party” and when receiving such information being the “Receiving Party”).  All such information furnished by the Disclosing Party or its Representatives (as defined below) to the Receiving Party or its Representatives, whether furnished before or after the date hereof, and regardless of the manner in which it is furnished, is referred to in this letter agreement as “Proprietary Information.”

Proprietary Information shall not include, however, information which (1) is or becomes available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this letter agreement, (2) was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party or its Representatives, (3) becomes available to the Receiving Party on a non-confidential basis from a person other than the Disclosing Party or its Representatives who is not known by the Receiving Party to otherwise be bound by a confidentiality agreement with the Disclosing Party or any or its Representatives or to have received the information pursuant to a breach of confidentiality agreement by any third party, or is otherwise not known by the Receiving Party to be under an obligation to the Disclosing Party or any of its Representatives not to transmit the information to the Receiving Party, or (4) was independently developed by the Receiving Party without reference to or use of the Proprietary Information.

For purposes of this letter agreement, (1) the term “Representative” shall mean, as to any person, its directors, officers, employees, agents, advisors (including, without limitation, financial advisors, attorneys, consultants and accountants), debt financing sources and other financing sources consented to by the Disclosing Party (such consent not to be unreasonably withheld); and (2) the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.

Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party and its Representatives (1) except as required by law, shall keep all Proprietary Information confidential, shall not disclose or reveal any Proprietary Information to any person other than its Representatives who are actively and directly participating in the evaluation of the Potential Transaction or who otherwise need to know the Proprietary Information for the purpose of evaluating the Potential Transaction and shall cause those persons to observe the terms of this letter agreement, (2) shall not use the

Proprietary Information for any purpose other than in connection with its evaluation of the Potential Transaction or the consummation of the Potential Transaction, and (3) except as required by law, shall not disclose to any person (other than those of its Representatives who are actively and directly participating in its evaluation of the Potential Transaction or who otherwise need to know for the purpose of evaluating the Potential Transaction and, in the case of its Representatives, whom it will cause to observe the terms of this letter agreement) any information about the Potential Transaction, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof, or the fact that Proprietary Information has been made available to the Receiving Party or its Representatives.  The Receiving Party shall be responsible for any breach of the terms of this letter agreement by it or its Representatives.

In the event that the Receiving Party or any of its Representatives are requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of the Receiving Party’s securities are listed or quoted) or by legal process to disclose any Proprietary Information or any other information concerning the Disclosing Party or the Potential Transaction, the Receiving Party shall provide the Disclosing Party with prompt notice of such request or requirement in order to enable the Disclosing Party (1) to seek an appropriate protective order or other remedy, (2) to consult with the Receiving Party with respect to the Disclosing Party’s taking steps to resist or narrow the scope of such request or legal process, or (3) to waive compliance, in whole or in part, with the terms of this letter agreement.  In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance, in whole or in part, with the terms of this letter agreement, the Receiving Party or its Representative shall use commercially reasonable efforts to disclose only that portion of the Proprietary Information which is legally required to be disclosed and to ensure that all Proprietary Information that is so disclosed will be accorded confidential treatment.  In the event that the Receiving Party or its Representatives shall have complied fully with the provisions of this paragraph, such disclosure may be made by the Receiving Party or its Representatives without any liability hereunder.

For a period commencing with the date of this letter agreement and ending on the earlier of (1) the first anniversary of the date of this letter agreement and (2) the occurrence of a “Significant Event” (as defined below), neither Party nor any of its Representatives on behalf of such Party shall, without the prior consent of the other Party or its board of directors:

(a)           acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the other Party or any subsidiary thereof, or any material assets of the other Party or any subsidiary or division thereof;

(b)           make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the United States Securities and Exchange Commission (“SEC”)), or seek to advise or influence any person with respect to the voting of any voting securities of the other Party;

(c)           make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the other Party or any of its securities or material assets;

(d)           form, join or in any way participate in a “group” (other than a “group” composed solely of a Party and its wholly owned subsidiaries) as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with any of the foregoing;

(e)           otherwise act or seek to control or influence the management, board of directors or policies of the other Party; or

(f)            propose to do any of the foregoing or take any action that would, taken alone, reasonably be expected to require the other Party to make a public announcement regarding the possibility of any of the events described in clauses (a) through (e) above;

provided, however, nothing herein shall prohibit a Party from submitting an offer or indication of interest with respect to a Possible Transaction or a transaction of a type contemplated by clause (a) or (c) above on a non-public basis to the board of directors of such other Party, if (y) such offer or indication of interest would not reasonably be expected to require the other Party to make a public announcement regarding such offer or indication of interest, and (z) prior to submitting such an offer or indication of interest, such Party provides at least four days advance notice of its intention to do so to the Chief Executive Officer of the other Party.  It is understood that, in the context of an Interim Event, in determining whether public announcement of an offer or indication of interest is reasonably expected to be required, such determination shall not take into account the disclosure obligations of the Party to which such offer or indication of interest is made arising from the existence of the Interim Event.

For purposes of this letter agreement, (1) the term “Significant Event” shall mean, with respect to each of the Parties, (a) the commencement by any person or 13D Group (as defined below) of a tender or exchange offer to acquire Voting Securities (as defined below) of such Party which, if successful, would result in such person or 13D Group owning, when combined with any other Voting Securities of such Party owned by such person or 13D Group, 50% or more of the then outstanding Voting Securities of such Party; (b) the entry into by such Party, or the resolution by the board of directors of such Party to enter into, any merger, sale or other business combination transaction pursuant to which the outstanding shares of common stock of such Party would be converted into cash or securities of another person or 13D Group or 50% or more of the then outstanding Voting Securities of such Party would be issued to any person or 13D Group, or which would result in all or a substantial portion of such Party’s assets being sold to any person or 13D Group;

(2) the term “Interim Event” means (a)  any person or 13D Group publicly proposes or publicly announces any intention to propose to such Party and/or its Representatives any transaction between such person or 13D Group and/or its affiliates and such Party and/or its security holders involving the acquisition of 50% or more the then outstanding Voting Securities of such Party; or (b) any person or 13D Group (y) acquires beneficial ownership of voting securities representing more than 15% of the then outstanding Voting Securities of such Party or (c) commences a proxy contest with respect to the election of any members of the board of directors of such Party;

(3) the term “Voting Securities” shall mean, with respect to each Party, at any time shares of any class of capital stock of such Party which are then entitled to vote generally in the election of directors; provided that for purposes of this definition any securities which at such time are convertible or exchangeable into or exercisable for shares of common stock of such Party shall be deemed to have been so converted, exchanged or exercised; and

(4) the term “13D Group” shall mean, with respect to the Voting Securities of each Party, any group of persons formed for the purpose of acquiring, holding, voting or disposing of such Voting Securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Securities representing more than 5% of the total combined voting power of all such Voting Securities then outstanding.

To the extent that any Proprietary Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have common legal interests with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  All Proprietary Information provided by a Party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this letter agreement, and under any joint defense doctrine.  Nothing in this letter agreement obligates any person to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

Each Party understands and acknowledges that the Receiving Party may develop and acquire software and hardware for its own products and services, and that existing or planned products and services independently developed without use of the Disclosing Party’s Proprietary Information or acquired by the Receiving Party may contain ideas or concepts similar to those in the Disclosing Party’s Proprietary Information.  Each Party further acknowledges and agrees that entering into this letter agreement shall not preclude the Receiving Party from developing or acquiring such products or services without obligation to the Disclosing Party, provided that the Receiving Party does not violate any of its obligations under this letter agreement in connection with such development or acquisition.

If either Party shall determine that it does not wish to proceed with the Potential Transaction, such Party shall promptly advise the other Party of that decision.  In that case, or in the event that the Disclosing Party, in its sole discretion, so requests or the Potential Transaction is not consummated by the Receiving Party, the Receiving Party shall, upon the Disclosing Party’s written request, promptly deliver to the Disclosing Party or, at the Receiving Party’s election, destroy (provided that any such destruction shall be certified by a duly authorized Representative of the Receiving Party) all Proprietary Information and all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files) in the Receiving Party’s possession or in the possession of any Representative of the Receiving Party; provided, that: (a) the Receiving Party’s counsel may keep a complete copy of such Proprietary Information for archival purposes and such copy may be used by the Receiving Party solely in connection with any claim, action or proceeding brought by the Disclosing Party relating to this Agreement or the Proprietary Information furnished to the Receiving Party under this Agreement; and (b) the financial and professional advisors of the Receiving Party may retain any Proprietary Information to the extent required by applicable law, rule or regulation.

Subject to the terms and conditions of a definitive agreement regarding the Potential Transaction and without prejudice thereto, each Party acknowledges that neither it nor its Representatives nor any of the officers, directors, employees, agents or controlling persons of such Representatives makes any express or implied representation or warranty as to the completeness of the Proprietary Information.  ALL PROPRIETARY

INFORMATION IS PROVIDED “AS IS” AND THE DISCLOSING PARTY MAKES NO WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, CONCERNING THE ACCURACY, COMPLETENESS OR PERFORMANCE OF THE PROPRIETARY INFORMATION.  The Receiving Party shall not be entitled to rely on the completeness of any Proprietary Information, but it shall be entitled to rely solely on such representations and warranties regarding the completeness of the Proprietary Information as may be made to it in any definitive agreement relating to the Potential Transaction, subject to the terms and conditions of such agreement.

Until a definitive agreement regarding the Potential Transaction has been executed by the Parties hereto, neither Party shall be under any legal obligation or have any liability to the other Party of any nature whatsoever with respect to the Potential Transaction by virtue of this letter agreement or otherwise (other than with respect to the confidentiality and other matters set forth herein).  Each Party and its Representatives (1) may conduct the process that may or may not result in the Potential Transaction in such manner as such Party, in its sole discretion, may determine (including, without limitation, negotiating and entering into a definitive agreement with any third party without notice to the other Party) and (2) reserves the right to change (in its sole discretion, at any time and without notice to the other Party) the procedures relating to the Parties’ consideration of the Potential Transaction (including, without limitation, terminating all further discussions with the other Party and requesting that the other Party return or destroy the Proprietary Information as described above).

Adobe agrees that, for a period of one year from the date of this letter agreement,  none of its Representatives who has been involved in the evaluation and negotiation of the Potential Transaction shall on behalf of Adobe, without the prior written consent of Omniture, directly or indirectly, (1) solicit, induce, recruit or encourage (or attempt to solicit, induce, recruit or encourage) any key employees of Omniture who (or whose performance) became known to Adobe or with whom Adobe has had contact, in each case in connection with the Potential Transaction (a “Restricted Omniture Employee”), to leave or terminate their employment with Omniture or (2) encourage or assist any third party to do the foregoing. Notwithstanding the foregoing, it shall not be a breach of this paragraph for Adobe or any of Adobe’s  Representatives to (1) solicit Restricted Omniture Employees through, or hire Restricted Omniture Employees who respond to, general advertisements in newspapers and/or other media of general circulation (including, without limitation, advertisements posted on the Internet), job fairs or other similar general solicitation,  (2) engage any recruiting firm or similar organization to identify or solicit persons for employment on Adobe’s behalf, or solicit the employment of  any Restricted Omniture Employee who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed to target any Restricted Omniture Employee, or (3) solicit or hire any Restricted Omniture Employee whose employment with Omniture (y) has been voluntarily terminated by such employee for at least 30 days (provided there was no breach of this paragraph with respect to such Restricted Omniture Employee prior to the expiration of such 30 day period following termination) or (z) has been involuntarily terminated.

Omniture agrees that, for a period of one year from the date of this letter agreement, none of its Representatives who has been involved in the evaluation and negotiation of the Potential Transaction shall on behalf of Omniture, without the prior written consent of Adobe, directly or indirectly, (1) solicit, induce, recruit or encourage (or attempt to solicit, induce, recruit or encourage) any key employees of Adobe who (or whose performance) became known to Omniture or with whom Omniture has had contact, in each case in connection with the Potential Transaction (a “Restricted Adobe Employee”), to leave or terminate their employment with Adobe or (2) encourage or assist any third party to do the foregoing. Notwithstanding the foregoing, it shall not be a breach of this paragraph for Omniture or any of Omniture’s  Representatives to

(1) solicit Restricted Adobe Employees through, or hire Restricted Adobe Employees who respond to, general advertisements in newspapers and/or other media of general circulation (including, without limitation, advertisements posted on the Internet), job fairs or other similar general solicitation,  (2) engage any recruiting firm or similar organization to identify or solicit persons for employment on Omniture’s behalf, or solicit the employment of  any Restricted Adobe Employee who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed to target any Restricted Adobe Employee, or (3) solicit or hire any Restricted Adobe Employee whose employment with Adobe (y) has been voluntarily terminated by such employee for at least 30 days (provided there was no breach of this paragraph with respect to such Restricted Adobe Employee prior to the expiration of such 30 day period following termination) or (z) has been involuntarily terminated.

Except as expressly provided in the employee non-solicitation provisions of the immediately preceding 2 paragraphs and the stand-still provision beginning in paragraph 6, the terms of this letter agreement shall expire on the second anniversary of the date of this letter agreement.

Each Party is aware, and will advise its Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has had access to or who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

Without prejudice to the rights and remedies otherwise available to either Party, each Party shall be entitled to equitable relief by way of injunction or otherwise if the other Party or any of its Representatives breach or threaten to breach any of the provisions of this letter agreement.

It is further understood and agreed that no failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of Delaware law.  Each Party hereby consents to the institution and resolution of any action or proceeding of any kind or nature with respect to or arising out of this letter agreement brought by any Party in the Chancery Court of the State of Delaware.

This letter agreement contains the entire agreement between the Parties hereto concerning confidentiality of their respective Proprietary Information and supersedes any prior agreement between the Parties regarding the subject matter hereof, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either Party, unless approved in writing by each such Party.

(signature page follows)

The Parties have executed this letter agreement as of the date first written above.

OMNITURE, INC.

		By:	/s/ SHAWN J. LINDQUIST
Shawn J. Lindquist
Chief Legal Officer

ACCEPTED AND AGREED AS OF
THE DATE FIRST WRITTEN ABOVE:

ADOBE SYSTEMS INCORPORATED

By:	/s/ KAREN COTTLE
Karen Cottle
Senior Vice President, General Counsel and Secretary